Exhibit 10.4

AMENDMENT NO. 3, dated as of June 26, 2007 (this “Amendment”), to the Second Amended and Restated Credit Agreement, dated as of January 31, 2005, as first amended and restated as of April 13, 2005, as further amended and restated as of June 7, 2006, as further amended as of June 19, 2006, as further amended as of February 9, 2007, as amended to the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement), by and among ENERGYSOLUTIONS, LLC (f/k/a/ Envirocare of Utah, LLC), a Utah limited liability company (“EnergySolutions”), ENV HOLDINGS LLC, the other Loan Parties from time to time signatory thereto, CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) and the other Agents and Lenders from time to time party thereto.

WHEREAS, in connection with the execution of this Amendment, the parties hereto desire to amend the Credit Agreement and the Duratek Loan Agreement to (a) permit the Second Lien Credit Agreement (as defined herein), which provides for Second Lien Term Loans to EnergySolutions in an aggregate principal amount of $200,000,000, (b) permit the Intercreditor Agreement (as defined herein), (c) permit under certain circumstances the Second Lien Term Loans being repaid with proceeds of certain equity offerings and the NDA contract reimbursement and (d) make certain other changes to the Credit Agreement set forth herein;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Amendments

The Credit Agreement is hereby amended, as of the Amendment No. 3 Effective Date (as defined below), as follows:

(a)	The “Exhibits” section of the Table of Contents is hereby amended by adding the following:

Exhibit S            -            Form of Intercreditor Agreement

(b)	The schedules to the Credit Agreement are hereby amended by replacing such schedules with the schedules attached hereto as Annex 1.

(c)	The following definitions are added to Section 1.1 in alphabetical order:

“Duratek Amendment” shall mean the certain amendment to the Duratek Loan Agreement dated as of June 26, 2007.

“Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit S, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“First Lien Leverage Ratio” shall mean, as of any calculation date and for the relevant period then ended, on a consolidated basis for EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries, the ratio of Indebtedness of EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries that is secured on a first lien basis as of such calculation date to the Operating Cash Flow for such period.

“NDA Contract Reimbursement” shall mean:

(i) £19,032,000 in outstanding management charges owed to Reactor Sites Management Company Limited for the fiscal years 2006/2007 referred to in clause 2.1 of the SPA; and

(ii) all amounts accruing for the benefit of Reactor Sites Management Company Limited pursuant to:

(a) the management and operations contract entered into on April 1, 2005 between the Nuclear Decommissioning Authority, Magnox Electric Limited and Energy Sales and Trading Limited, for the Southern Sites and Northern Sites; and

(b) clause 6 of the Amended, Restated and Consolidated Site Management and Operations Contracts for the Southern Sites and Northern Sites to be entered into between the Nuclear Decommissioning Authority, Magnox Electric Limited and Energy Sales and Trading Limited,

(c) any interim agreements put in place pursuant to a letter from Magnox Electric Limited to the Nuclear Decommissioning Authority dated April 2, 2007 prior to entry into the agreements referred to in (b) above, for the period April 1, 2007 until Closing (as defined in the SPA).

“Second Lien Credit Agreement” shall mean the Second Lien Credit Agreement, dated as of the Amendment No. 3 Effective Date, among the EnergySolutions, Holdco, CGMI, CNAI, as administrative agent and the lenders party thereto, as it may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Second Lien Documents” shall mean the Second Lien Credit Agreement, the Intercreditor Agreement, the notes, security documents and all other material documents and agreement executed or delivered in connection with the Second Lien Term Loans, as each such document may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Second Lien Term Loans” shall mean the term loans issued pursuant to the Second Lien Credit Agreement.

“SPA” shall mean that certain Share Purchase Agreement between British Nuclear Fuels plc, EnergySolutions EU Limited and EnergySolutions, dated June 6, 2007.

“U.K. Acquisition” shall mean the acquisition by EnergySolutions (or, after the IPO Reorganization, Parent) and its Subsidiaries of 100% of the capital stock of Reactor Sites Management Company Limited that shall have been consummated or shall be consummated simultaneously with or immediately following the closings under the Second Lien Term Loans in accordance with the SPA all other related documentation (without amendment, modification or waiver thereof which is materially adverse to the Lenders (as reasonably determined by the Arranger) without the prior consent of the Arranger).

(d)	The following definitions in Section 1.1 are hereby replaced in their entirety with the following:

“Incremental Commitment Cap” shall mean $50,000,000 less the sum of (i) Incremental Commitments, (ii) Incremental Term Commitments and (iii) Incremental Second Lien Commitments (as defined in the Second Lien Credit Agreement).

“Permitted Acquisition” means (i) the U.K. Acquisition and (ii) an Acquisition by EnergySolutions or any of the Subsidiaries of any Person (a) primarily engaged in a Permitted Business and (b) who Guarantees the Secured Obligations.

(e)	The definition of “Agreement” in Section 1.1 is hereby amended by deleting the period at the end of the sentence and inserting the following:

“in accordance with the Intercreditor Agreement.”

(f)	The definition of “Loan Documents” in Section 1.1 is hereby amended by adding immediately before the phrase, “and all other material documents” the following: “, the Intercreditor Agreement”.

(g)	The definition of “Permitted Liens” in Section 1.1 is hereby amended by deleting the “and” following the semicolon in subparagraph (o), by deleting the period at the end of subparagraph (p) and replacing it with “; and”, and by adding the following as subparagraph (q) thereof:

(q) Liens on the Collateral securing obligations under the Second Lien Credit Agreement; provided that such Liens are subordinated to the Liens securing the Obligations in accordance with the terms of the Intercreditor Agreement.

(h)	The definition of “Revolving Letter of Credit Commitment” in Section 1.1 is hereby amended by deleting the phrase “$30,000,000” and replacing it with the phrase, “$60,000,000”.

(i)	The definition of “Synthetic Facility Availability Date” in Section 1.1 is hereby amended by deleting the phrase “$30,000,000” and replacing it with the phrase, “$60,000,000”.

(j)	Section 4.1 Representations and Warranties.

The first sentence of Section 4.1(t) is hereby replaced with the following:

The Security Interest is a valid and perfected first priority security interest in the Collateral in favor of the Administrative Agent, for itself and for the ratable benefit of the Secured Parties, securing, in accordance with the terms of the Security Documents and subject to the Intercreditor Agreement, the outstanding Obligations, and the Collateral is subject to no Liens other than Permitted Liens.

(k)	Section 5.5 Insurance.

Section 5.5(d) is hereby amended by inserting the phrase, “and the terms of the Intercreditor Agreement” immediately preceding the first comma in the first sentence.

(l)	Section 5.9 Use of Proceeds.

The first sentence of Section 5.9 is hereby replaced with the following:

EnergySolutions will use the aggregate proceeds of the Second Lien Term Loan to consummate the U.K. Acquisition and for related fees and expenses.

(m)	Section 5.12 Interest Rate Hedging.

Section 5.12 is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

Within sixty (60) days from the Amendment No. 3 Effective Date, and at the end of each fiscal quarter thereafter, EnergySolutions shall have entered into or maintained in effect one or more Hedge Agreements in such aggregate notional amount as necessary so that, with respect to no less than thirty-three percent (33%) of the then outstanding aggregate principal balance of the Term Loans and the Duratek Loans, EnergySolutions’ obligations to make floating rate interest payments thereunder will be hedged with fixed rate payments to be paid under such Hedge Agreements. Within nine (9) months from the Amendment No. 3 Effective Date, and at the end of each fiscal quarter thereafter, EnergySolutions shall have entered into or maintained in effect one or more Hedge Agreements in such aggregate notional amount as necessary so that, with respect to no less than thirty-three percent (33%) of the then outstanding aggregate principal balance of the Second Lien Term Loans, EnergySolutions’ obligations to make floating rate interest payments thereunder will be hedged with fixed rate payments to be paid under such Hedge Agreements.

(n)	Section 7.1 Indebtedness of Holdco, EnergySolutions and Its Subsidiaries.

Section 7.1(f) is hereby amended by adding the phrase “Guaranties and” at the beginning of such section.

Section 7.1(q) is hereby amended by deleting the phrase “$10,000,000” and replacing it with the following: “$15,000,000”;

Section 7.1 is hereby further amended by adding the following as new subparagraph (r) thereof:

(r) Indebtedness of up to $30,000,000 million aggregate principal amount incurred pursuant to a United Kingdom working capital facility; and

Section 7.1 is hereby further amended by adding the following as new subparagraph (s) thereof:

(s) Indebtedness of up to $250,000,000 aggregate principal amount incurred pursuant to the Second Lien Credit Agreement.

(o)	Section 7.5 Limitation on Guaranties.

Section 7.5 is hereby amended by adding the phrase “providing or” immediately after the phrase “in connection with” in clause (b) thereof.

(p)	Section 7.6 Investments and Acquisitions.

Section 7.6(c)(x) is hereby amended by deleting the phrase “$25,000,000” and replacing it with “$50,000,000”

(q)	Section 7.7 Financial Covenants.

Section 7.7(a) is hereby amended and restated by deleting the section in its entirety and replacing it with the following:

(a) Leverage Ratio. Permit the Leverage Ratio to exceed the ratios for the respective periods ended on the dates set forth below:

Four Fiscal Quarters Ended	Maximum Ration
March 31, 2007 – September 30, 2007	5.25
December 31, 2007	5.00
March 31, 2008 – September 30, 2008	4.75
December 31, 2008	4.50
March 31, 2009 – June 30, 2009	4.25
September 30, 2009	4.00
December 31, 2009	3.75
March 31 , 2010 – thereafter	3.50

Section 7.7(b) is hereby amended and restated by deleting the section in its entirety and replacing it with the following:

(b) First Lien Leverage Ratio. Permit the First Lien Leverage Ratio to exceed the ratios for the respective periods ended on the dates set forth below:

Four Fiscal Quarters Ended	Maximum Ratio
March 31, 2007 – September 30, 2007	4.75
December 31, 2007	4.50
March 31, 2008 – September 30, 2008	4.25
December 31, 2008	4.00
March 31, 2009 – June 30, 2009	3.75
September 30, 2009	3.50
December 31, 2009	3.25
March 31 , 2010 – thereafter	3.00

Section 7.7(c) is hereby amended by renaming the entire section as “Section 7.7(d)” and by deleting the phrase “this Section 7.7(c)” with the phrase “this Section 7.7(d)”.

In addition, Article 7 is hereby further amended by inserting in numerical order as Section 7.7(c) the following:

(c) Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than the ratios for the respective periods ended on the dates set forth below:

Four Fiscal Quarters Ended	Minimum Ratio
March 31, 2007 – December 31, 2007	2.00
March 31, 2008	2.25
June 30, 2008 – March 31, 2009	2.50
June 30, 2009 – December 31, 2009	2.75
March 31, 2010 – thereafter	3.00

Notwithstanding the foregoing, at all times after the Duratek Payoff, for the purpose of calculating the Leverage Ratio pursuant to Section 7.7(a), the First Lien Leverage Ratio pursuant to Section 7.7(b) and the Interest Coverage Ratio pursuant to this Section 7.7(c), Operating

Cash Flow shall exclude (x) the net income of Duratek and its Subsidiaries on a consolidated basis determined in accordance with GAAP and (y) any items that would be added to the net income of Duratek and its Subsidiaries in the calculation of the operating cash flow of Duratek and its Subsidiaries (calculated in the same manner, and with the same adjustments, as “Operating Cash Flow” of EnergySolutions and its Subsidiaries); provided that “Duratek and its Subsidiaries” shall not include EnergySolutions and its Subsidiaries if EnergySolutions is a Subsidiary of Duratek.

(d)	Section 7.8 Affiliate Transactions and Restricted Payments.

Section 7.8 is hereby amended by adding the following as subparagraph (c) thereof:

(c) The Loan Parties will not, and will not permit any Subsidiary to make any payment of principal, premium or interest under the Second Lien Credit Agreement unless all Term Loans hereunder have been repaid in full except as permitted by Section 7.8(d) and (e) below .

Section 7.8 is hereby further amended by adding the following as subparagraph (d) thereof:

(d) Notwithstanding subsection (a), (b) and (c) above, the Loan Parties may, and may permit any Subsidiary to, use proceeds of an IPO Reorganization or any offer or issuance of Equity Interests by Parent contributed to a Loan Party to make any payment of principal, premium or interest under the Second Lien Credit Agreement, provided that, at the time of such use of proceeds the Leverage Ratio shall not exceed 3.75:1 (which, for the avoidance of doubt, will be calculated on a pro forma basis); and

Section 7.8 is hereby further amended by adding the following as subparagraph (e) thereof:

(e) Notwithstanding subsection (a), (b) and (c) above, the Loan Parties may, and may permit any Subsidiary to, use proceeds of an NDA Contract Reimbursement to make any payment of principal, premium or interest under the Second Lien Credit Agreement.

(e)	Section 7.12 Negative Pledge.

Section 7.12 is hereby amended by deleting the “and’ at the of clause (f) and replacing the “and” with a comma. Section 7.12 is hereby further amended by inserting, immediately before the period at the end of section, the following:

and (h) this Amendment, the Duratek Amendment and the Second Lien Credit Agreement.

(f) Section 7.13 Payment Restrictions Affecting Subsidiaries.

Section 7.13 is hereby amended by adding the following immediately preceding the comma at the end of subparagraph (c): “or the Second Lien Documents”.

(g)	Section 7.14 Speculative Transactions.

Section 7.14 is hereby amended by deleting the period at the end of the sentence and replacing it with the following:

or a currency swap transaction involving the exchange of U.S. dollars to U.K. pounds, entered into pursuant to the U.K. Acquisition, on terms reasonably acceptable to the Administrative Agent.

(h)	Section 9.1 Appointment and Authorization.

Section 9.1 is hereby amended by inserting the phrase, “and under the Intercreditor Agreement” immediately following the phrase, “under the Security Documents”.

(i)	Section 9.6 Responsibility of the Administrative Agent and the Collateral Agent.

Section 9.6 is hereby amended by inserting the phrase, “and the Intercreditor Agreement” immediately following each appearance of the phrase, “the Security Documents”.

(j)	Article 9 The Agents.

Article 9 is hereby further amended by adding the following as a new Section 9.17:

Section 9.18 Intercreditor Agreement. Notwithstanding anything herein to the contrary, each Lender also acknowledges (a) that the Lien and security interest granted to the Administrative Agent and/or the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent and/or Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement and (b) that CNAI, Collateral Agent hereunder, is also acting as Collateral Agent under the Second Lien Credit Agreement, and in such dual capacities has entered into the Intercreditor Agreement on behalf of both the Lenders hereunder as well as the lenders under the Second Lien Credit Agreement, each Lender hereby waiving any actual or potential conflict or breach of duty created or existing as the result of such dual capacities and acknowledging that it has read the terms and conditions of the Intercreditor Agreement and has accepted the same without reliance on any of the Agents. In the event of any conflict between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall govern and control.

(k)	Exhibit S — Form of Intercreditor Agreement.

Exhibit S shall be in the form attached as Annex 2 hereto.

2. Representations and Warranties

EnergySolutions represents and warrants to the Lenders as of the date hereof that:

(a) The execution and delivery of this Amendment by EnergySolutions has been duly authorized;

(b) Neither the execution or delivery by EnergySolutions of this Amendment, nor compliance by it with the terms and provisions hereof will, (i) violate any Applicable Law respecting Holdco, EnergySolutions, Parent or their Subsidiaries or (ii) conflict with, result in a breach of or constitute a default under the certificate or articles of incorporation or by-laws, operating agreement or the partnership agreement, as the case may be, as such documents are amended, of Holdco, of EnergySolutions, of Parent or of any of their Subsidiaries, or under any material indenture, agreement, or other instrument, to which Holdco, EnergySolutions, Parent or any of their Subsidiaries is a party or by which any of them or their respective properties may be bound;

(c) Before and after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement are true and correct in all material respects with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date in which case they shall be true and correct in all material respects as of such earlier date;

(d) At the time of and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing;

(e) EnergySolutions has the corporate power and authority to incur the Second Lien Term Loans. The Second Lien Term Loans, when incurred, will be the legally valid and binding obligations of EnergySolutions, enforceable against EnergySolutions in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles; and

(f) EnergySolutions has delivered to Agents complete and correct copies of the Second Lien Documents as in effect on the Amendment No. 3 Effective Date. Except to the extent otherwise expressly set forth herein or in the schedules thereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Loan Party in the Second Lien Credit Agreement and the Second Lien Documents is true and correct in all material respects as of the Amendment No. 3 Effective Date (or as of any earlier date to which such representation and warranty specifically relates).

3. Conditions to Effectiveness. This Amendment shall become effective on the date (the “Amendment No. 3 Effective Date”) on which each of the following conditions is satisfied:

(a) The Administrative Agent (or its counsel) shall have received:

(i) from Lenders constituting the Majority Lenders and each of the other parties hereto either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment;

(ii) from Lenders constituting the Majority Lenders party to the Duratek Loan Agreement and each of the other parties thereto either (i) a counterpart of the Duratek Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Duratek Amendment) that such party has signed a counterpart of the Duratek;

(iii) the Intercreditor Agreement, duly executed by Holdco, EnergySolutions, the Collateral Agent and the Second Lien Collateral Agent (as defined in the Second Lien Credit Agreement);

(iv) the loan certificate of EnergySolutions, in substantially the form of Exhibit L, including a certificate of incumbency with respect to each Authorized Signatory, together with appropriate attachments which shall include without limitation, the following items: (A) a copy of the Articles of Organization of EnergySolutions, certified to be true, complete and correct by the Utah Department of Commerce, and a true, complete and correct copy of the operating agreement of EnergySolutions, (B) certificates of good standing for EnergySolutions issued by the Secretary of State or similar state official for each state in which EnergySolutions is required to qualify or has qualified to do business, and (C) a true, complete and correct copy of the appropriate authorizing resolutions of EnergySolutions, authorizing EnergySolutions to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party; and

(v) legal opinions of (i) Weil, Gotshal & Manges LLP, counsel to EnergySolutions, and (ii) Parr Waddoups Brown Gee & Loveless, Utah counsel to EnergySolutions; each as counsel to EnergySolutions and its Subsidiaries, addressed to each Lender, the Administrative Agent and the Collateral Agent, in form and substance reasonably satisfactory to the Arranger and its counsel, and dated as of the Amendment No. 3 Effective Date.

(b) All corporate and other proceedings, if any, taken or to be taken in connection with this Amendment and all documents incidental thereto, whether or not referred to herein, shall be satisfactory in form and substance to the Administrative Agent and its counsel;

(c) The Administrative Agent and the Lead Arranger shall have received all reasonable costs, fees, expenses and other amounts due and payable on or prior to the Amendment No. 3 Effective Date, including reimbursement or payment of all out-of-pocket expenses (including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, counsel for the Lead Arranger) required to be reimbursed or paid by EnergySolutions, and for which invoices have been presented to EnergySolutions on or prior to the business day prior to the Amendment No. 3 Effective Date; and

(d) All other conditions precedent set forth in Section 3.2 of the Credit Agreement shall be satisfied.

4. Reference to the Effect on the Loan Documents

(a) As of the Amendment No. 3 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement, as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument.

(b) Except as expressly amended hereby or specifically waived above, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, EnergySolutions or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein.

(d) This Amendment is a Loan Document.

5. Roles. Citigroup Global Markets Inc. shall act in the capacities as Lead Arranger (the “Lead Arranger”) and Administrative Agent with respect to this Amendment, but in such capacities shall not have any obligations, duties or responsibilities, nor shall incur any liabilities, under this Amendment or any other Loan Document.

6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

7. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. Severability.

The fact that any term or provision of this Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

9. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

10. Affirmations,

(a) EnergySolutions (i) expressly acknowledges the terms of the Credit Agreement, as amended by this Amendment No. 3, (ii) ratifies and affirms its obligations under the Loan Documents (including but not limited to security documents and guarantees) executed by it and (iii) acknowledges, renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect.

(b) EnergySolutions hereby reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, as amended by this Amendment, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby, and (ii) the Lien on the Collateral securing payment of the Obligations pursuant to the Security Documents.

(c) EnergySolutions represents and warrants that, immediately after giving effect to this Amendment, each Loan Document, in each case as modified by this Amendment, is enforceable against it in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ENERGYSOLUTIONS, LLC,
a Utah limited liability company

By:	/S/ R STEVE CREAMER
R Steve Creamer,
President and Chief Executive Officer
Taxpayer Identification Number: 14-1921823
Address of Principal Place of Business: 423 West 300 South Salt Lake City, Utah 84101

STATE OF UTAH	)
)
COUNTY OF SALT LAKE	)

On the day of June 25 in the year 2007, before me, the undersigned personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the instrument, personally appeared and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument the individual, or the person or entity upon behalf of which the individual acted, executed the instrument.

/S/ SUZANNE A. ROSE
Notary

[Notarial Seal]

[signatures continue on the following pages]

[Energy Solutions Amendment No. 3 signature pages]

CITICORP NORTH AMERICA, INC., as Administrative Agent, Collateral Agent and a Lender

By:	/S/ JULIE PERSILY
Name:	Julie Persily
Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC., as Lead Arranger

By:	/S/ JULIE PERSILY
Name:	Julie Persily
Title:	Managing Director

[signatures continue on the following page]

[Energy Solutions Amendment No. 3 signature pages]

, as a Lender

[This Amendment was executed by	By:
authorized signatories of 295 Lender Institutions:]	Name:
Title:

[Energy Solutions Amendment No. 3 signature pages]

Annex 1

[Schedules to the Credit Agreement]

A-1

Annex 2

[Form of Intercreditor Agreement]

[Energy Solutions Amendment No. 3 signature pages]